Exhibit 10.29

CREDIT AGREEMENT

dated as of

June 6, 2024

among

DIVERSIFIED GAS & OIL CORPORATION,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors,

THE LENDERS PARTY HERETO

and

Oaktree Fund Administration, LLC

as Administrative Agent

SCHEDULES

Schedule 2.01	-	Term Loan Commitments
Schedule 7.01	-	Existing Indebtedness
Schedule 7.02	-	Existing Liens

EXHIBITS
Exhibit A	-	Form of Administrative Questionnaire
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Not Partnerships For U.S.
Federal Income Tax Purposes)
Exhibit D-2	-	Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Partnerships For U.S.
Federal Income Tax Purposes)
Exhibit D-3	-	Form of Non-Bank Tax Certificate
(For Non-U.S. Participants That Are Not Partnerships For U.S.
Federal Income Tax Purposes)
Exhibit D-4	-	Form of Non-Bank Tax Certificate
(For Foreign Participants That Are Partnerships For U.S.
Federal Income Tax Purposes)
Exhibit E	-	Form of Solvency Certificate

CREDIT AGREEMENT dated as of June 6, 2024, among Diversified Gas & Oil Corporation, a Delaware corporation (the “Borrower”), Diversified Production LLC, a Pennsylvania limited liability company (“Production”), Diversified Midstream LLC, a Pennsylvania limited liability company (“Midstream”), each of the other Guarantors from time to time party hereto, the Lenders (as defined in Section 1.01), and Oaktree Fund Administration, LLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) for the Lenders (the “Agreement”).

Pursuant to the terms of that certain Membership Interest Purchase Agreement, dated as of March 18, 2024 (as amended, supplemented or modified from time to time, the “Acquisition Agreement”), by and among Production, as buyer (the “Buyer”), OCM Denali INT Holdings PT, LLC (the “Seller”) and Borrower, as purchaser parent, Buyer will purchase (the “Acquisition”) 100% of the limited liability company interests in OCM Denali Holdings, LLC, a Delaware limited liability company (the “Target”).

In connection with the transactions contemplated by the Acquisition Agreement, the Lenders, at the request of the Borrower, have agreed to defer payment of a portion of the Adjusted Purchase Price (as defined in the Acquisition Agreement) for $100,000,000 in accordance with Section 1.10 of the Acquisition Agreement. This Agreement evidences such deferred payments and is the “Seller Note” referred to in the Acquisition Agreement.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01          Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABS Party” shall have the meaning assigned to such term in the RBL Credit Agreement.

“ABS Transactions” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Acquisition” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Acquisition Agreement” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall have the meaning assigned to it in the introductory statement hereto.

“Anti-Corruption Laws” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers of manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent or any other form.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bluegrass Term Loan” shall mean that certain Credit Agreement dated as of May 26, 2020, among DP Bluegrass LLC, as borrower, and Munich Re Reserve Risk Financing, Inc., as lender.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change in Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, (b) any acquisition of Equity Interests where, following said acquisition, the members of the Board of Directors of the Parent (or its successor) is comprised of less than 50% of the members of the Board of Directors of the Parent prior to said acquisition, (c) the Parent shall pledge any portion of the Equity Interests of the Borrower or cease to own, directly or indirectly, all of the Equity Interests of Borrower or (d) the Borrower shall cease to own 100% of the Equity Interests in the Production or Midstream.

“Change in Law” shall mean the occurrence, after the date of this agreement, of any of the following: (a) the adoption or taking effect of any law, rule or regulation, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.08.

“Closing Date” shall mean June 6, 2024.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Competitor” shall mean any Person that is (i) an operating company that is a business competitor of the Borrower or any of its Subsidiaries or (ii) any Affiliate of any of the foregoing that (x) is known or reasonable identifiable by name, and (y) in the case of an Affiliate of any of the foregoing described in clause (i) above, all or substantially all the assets of which consist of Equity Interests, directly or indirectly, in one or more operating companies of the type described in clause (i) above.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Restricted Subsidiaries” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Obligations outstanding and all of the Term Loan Commitments are terminated.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries that are organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDAX” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.04(b)(iii).

“Environmental Laws” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, indemnities, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether known or unknown, actual or potential, vested or unvested, or contingent or otherwise, arising out of or relating to (a) any Environmental Law, (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling, disposal or handling of, or the arrangement for such activities, with respect to any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” shall have the meaning assigned to such term in the RBL Credit Agreement.

“ERISA Affiliate” shall have the meaning assigned to such term in the RBL Credit Agreement.

“ERISA Event” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Events of Default” shall have the meaning assigned to such term in Section 8.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements, in each case, which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair (i) the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any other Group Member or (ii) the value of such Property subject thereto; (e) Liens arising by virtue of any statutory or common law provision or customary deposit account terms relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any other Group Member to provide collateral to the depository institution; (f) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any other Group Member for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair (i) the use of such Property for the purposes of which such Property is held by the Borrower or any other Group Member or (ii) the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case, incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens, titles and interests of lessors of personal Property leased by such lessors to the Borrower or any other Group Member, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s or such Group Member’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such Property and to which the Borrower’s or such Group Member’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Borrower or any other Group Member and do not encumber Property of the Borrower or any other Group Member other than the Property that is the subject of such leases; and (j) Liens, titles and interests of licensors of software and other intangible personal Property licensed by such licensors to the Borrower or any other Group Member, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s or such Group Member’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such Property and to which the Borrower’s or such Group Member’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Borrower or any other Group Member and do not encumber Property of the Borrower or any other Group Member other than the Property that is the subject of such licenses; provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the Liens granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Excepted Liens.

“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment or transfer made at the request of, or at the direction of, any Loan Party) or (ii) such Lender changes its lending office (other than a change in a lending office made at the request of, or at the direction of, any Loan Party), except, in each case, to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 2.14(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements entered into to implement or further the collection of Taxes imposed pursuant to the foregoing (together with any Law implementing such agreements).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” shall mean any law (including common law), statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Group Members” shall mean the collective reference to (i) the Loan Parties and (ii) the RBL Borrower and its Subsidiaries.

“Guarantee Agreement” shall mean the Guarantee Agreement, date as of the Closing Date, among the Guarantors and the Administrative Agent.

“Guarantors” shall mean (i) Production, (ii) Midstream, (iii) Target and (iv) the subsidiaries of Midstream party to this Agreement.

“Hazardous Materials” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Hydrocarbon Interests” shall have the meaning assigned to such term in the RBL Credit Agreement.

“IFRS” means the accounting standards issued by the International Financial Reporting Standards Foundation and the International Accounting Standards Board and adopted by the European Union in effect from time to time.

“Indebtedness” shall mean, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bank guarantees, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (including insurance premium payables), in each case that are greater than one hundred twenty (120) days past the date of invoice, other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all Capital Lease Obligations; (e) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; (f) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person agrees to purchase or otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase Indebtedness or Property of others; (h) all obligations of such Person under take/ship or pay contracts if any goods or services are not actually received or utilized by such Person; (i) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (j) Disqualified Capital Stock (for purposes hereof, the amount of any Disqualified Capital Stock shall be its liquidation value and, without duplication, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Capital Stock); (k) net Swap Obligations of such Person (for purposes hereof, the amount of any net Swap Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date); and (l) the undischarged balance of any volumetric or production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Information” shall have the meaning assigned to such term in Section 10.17.

“Interest Rate” shall mean, for any date, a rate per annum equal to 8.00%.

“IRS” shall mean the United States Internal Revenue Service.

“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” shall mean (a) the Persons party hereto on the Closing Date identified as a “Lender” on the signature pages hereto (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto as a Lender pursuant to an Assignment and Acceptance or otherwise in accordance with this Agreement.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations, including if they burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property. For the purposes of this Agreement, the Borrower and the other Group Members shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” shall mean this Agreement, the Guarantee Agreement and any other document executed in connection with the foregoing.

“Loan Party” shall mean the Borrower and the Guarantors.

“Material Adverse Effect” shall mean a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of, or benefits available to, the Administrative Agent or any Lender under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Term Loans) in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the Swap Termination Value. For the avoidance of doubt, “Material Indebtedness” shall include the RBL Credit Agreement.

“Maturity Date” shall mean December 5, 2025 (or if such day is not a Business Day, the next preceding Business Day).

“Maximum Rate” shall have the meaning assigned to such term in Section 10.08.

“Mortgaged Property” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Multiemployer Plan” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Midstream” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Net Cash Proceeds” shall mean with respect to any issuance or incurrence of Indebtedness (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 7.01), the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Bank Tax Certificate” shall have the meaning assigned to such term in Section 2.14(g)(ii)(B)c).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Oil and Gas Properties” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, mortgage, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, recording, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment or transfer made at the request of, or at the direction of, any Loan Party).

“Parent” shall mean Diversified Energy Company PLC, a company incorporated under the laws of England and Wales.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “New Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Indebtedness (the “Refinanced Indebtedness”); provided that:

(a)           such New Debt is in an aggregate principal amount not in excess of the sum of (such sum, the “Refinancing Threshold”) (i) the aggregate principal amount then outstanding of the Refinanced Indebtedness (or, if the Refinanced Indebtedness is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing; provided however, the New Debt for an ABS Transaction may be in an aggregate principal amount in excess of the Refinancing Threshold if the Net Cash Proceeds of such New Debt are applied, first, to the outstanding obligations under the RBL Credit Agreement, and second to the outstanding Term Loans under this Agreement,

(b)          such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Indebtedness and an average life no shorter than the average life of the Refinanced Indebtedness and does not restrict the prepayment or repayment of the Obligations,

(c)          such New Debt contains covenants, events of default, guarantees and other terms which (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of issuance or incurrence of any such Indebtedness), are not more restrictive on the Borrower and each Loan Party that are a party to the New Debt than the terms of the Refinanced Indebtedness (as in effect at the time of such issuance or incurrence), and

(d)          the obligors under the Refinanced Indebtedness (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) shall be the same obligors under such New Debt.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Production” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“RBL Borrower” shall mean DP RBL CO LLC, a Delaware limited liability company.

“RBL Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated as of August 2, 2022 (as amended by the (i) First Amendment to Amended Revolving Credit Agreement dated as of March 1, 2023 and (ii) Second Amendment to Amended and Restated Revolving Credit Agreement dated as of April 27, 2023), among the RBL Borrower, Diversified Gas & Oil Corporation, as existing borrower, each lender party thereto, KeyBank National Association, as administrative agent and issuing bank, KeyBanc Capital Markets, as sole lead arranger and sole book runner as in effect on the date of the Acquisition Agreement.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, agents, advisors, representatives, controlling persons, members, successors and permitted assigns of such Person and such Person’s Affiliates.

“Release” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Required Lenders” shall mean, at any time, Lenders having Term Loans and unused Term Loan Commitments representing more than 50% of the sum of all Term Loans outstanding and Term Loan Commitments at such time.

“Resignation Effective Date” shall have the meaning assigned to such term in Section 9.06.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean any dividend or other distribution or return of capital (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (a) any such Equity Interests or (b) any option, warrant or other right to acquire any such Equity Interests.

“Sanctioned Person” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Sanctions” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Secured Obligations” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Solvent” shall mean, (a) the sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they become absolute and matured, (c) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof, (d) the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or liabilities, including current obligations beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise) and (e) the Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of Borrower.

“Swap Agreement” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Swap Obligation” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Swap Termination Value” shall have the meaning assigned to such term in the RBL Credit Agreement.

“Target” has the meaning given it in the introductory paragraphs.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including back up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder in the amounts set forth on Schedule 2.01. The aggregate Term Loan Commitment as of the Closing Date is $100,000,000.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Transactions” shall mean, collectively, (a) execution, delivery and performance by Buyer of the Acquisition Agreement and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Term Loans hereunder, (c) the payment of related fees and expenses.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Lender” shall have the meaning assigned to such term in Section 2.14(g)(ii)(A).

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

SECTION 1.02         Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall,” and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) except as expressly set forth herein, any reference in this Agreement to any Loan Document or any other agreement, instrument or document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, but only to the extent that such amendment, restatements, supplements or modifications are not prohibited by this Agreement, (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision of this Agreement or the other Loan Documents to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision of this Agreement or the other Loan Documents) regardless of whether any such notice is given before or after such change in GAAP, then such provision shall be interpreted on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders and (d) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-Financial Instruments (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability in accordance with GAAP as in effect on December 31, 2018.

SECTION 1.03          [Reserved]

SECTION 1.04         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

SECTION 2.01         Term Loan Commitments. Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to extend a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment.

SECTION 2.02         Evidence of Debt; Repayment of Term Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.07.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)          The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (ii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with their terms.

SECTION 2.03          [Reserved].

SECTION 2.04          Interest on Term Loans. (a) Subject to the provisions of SECTION 2.05, the Term Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days at all times and calculated from and including the Closing Date to but excluding the date of repayment thereof) at a rate per annum equal to the Interest Rate.

(b)          Interest on each Term Loan shall be payable on the last Business Day of each December 6, 2024 and June 6, 2025 and the Maturity Date, except as otherwise provided in this Agreement.

SECTION 2.05          Default Interest. If (i) the Borrower shall default in the payment of any principal of or interest on any Term Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, or (ii) an Event of Default has occurred and is continuing and, solely with respect to an Event of Default other than pursuant to Section 8.01(b), (c), (g) and (h), the Required Lenders so vote, then, in the case of clause (i) above, until such defaulted amount shall have been paid in full or, in the case of clause (ii) above, from the date such Event of Default occurs and, if applicable, such vote has been exercised by the Required Lenders and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Term Loan pursuant to SECTION 2.04 plus 4.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that is applicable to the Term Loans at such time pursuant to Section 2.04 plus 4.00% per annum.

SECTION 2.06          Termination of Term Loan Commitments. The Term Loan Commitments shall automatically terminate upon the making and acceptance of the Term Loans on the Closing Date.

SECTION 2.07             Repayment of Term Loans. (a) The Borrower shall make principal payments in the following installments: (A) Twenty-Five Million Dollars ($25,000,000) on December 6, 2024 and (B) Twenty-Five Million Dollars ($25,0000,000) on June 6, 2025.

(b)         To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)          The parties hereby agree that (A) the final amount due on the Maturity Date shall be increased or decreased, as applicable, in accordance with Sections 1.7(d) and (e) of the Acquisition Agreement and (B) this Agreement shall be automatically deemed amended to reflect such adjustment.

SECTION 2.08             Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay the Term Loans, in whole or in part, upon providing notice at least one (1) Business Day prior to the date of prepayment, to the Administrative Agent before 12:00 (noon), New York City time, for the benefit of the Lenders; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(b)          Voluntary prepayments of Term Loans shall be applied to the remaining scheduled installments of principal due in respect of the Term Loans (including, for the avoidance of doubt, the payment due on the Maturity Date) under Section 2.07 in direct order of maturity.

(c)          Each notice of prepayment shall specify the prepayment date and the principal amount of Term Loans (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Term Loans (or portion thereof) by the amount stated therein on the date stated therein; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All prepayments under this Section 2.08 shall be without premium or penalty. All prepayments under this Section 2.08 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.09             Mandatory Prepayments. (a) Not later than the fifth Business Day following the receipt by the Borrower or any Subsidiary of (i) Net Cash Proceeds from the issuance or incurrence of Indebtedness for borrowed money (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 7.01) or (ii) cash from Parent that Parent received in connection with an issuance of its Equity Interests or incurrence of Indebtedness, in each case other than where the express use of proceeds therefrom is entirely to finance a specific investment or acquisition (including the Acquisition), the Borrower shall prepay outstanding Term Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.09(b). For the avoidance of doubt, the foregoing shall not apply to any Permitted Refinancing Indebtedness permitted under Section 7.01. Notwithstanding anything herein to the contrary, if there is an ABS Transaction, the Borrower shall prepay, first, the borrowings (if any) under the RBL Credit Agreement and, second, the borrowings (if any) under this Agreement, on the date such ABS Transaction closes in an amount equal to 100% of the Net Cash Proceeds of the financing for the securitization of the Oil and Gas Properties the subject of such securitization and if any such Net Cash Proceeds remain after prepayment of such borrowings, the RBL Borrower shall retain such Net Cash Proceeds.

(b)         Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied to the remaining scheduled installments of principal due in respect of the Term Loans (including, for the avoidance of doubt, the payment due on the Maturity Date) under Section 2.07 in direct order of maturity.

(c)          The Borrower shall deliver to the Administrative Agent at least three Business Days prior to the date of any prepayment pursuant to this Section 2.09 a certificate signed by a Financial Officer of the Borrower (i) setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) specifying the prepayment date and the principal amount of the Term Loans (or portion thereof) to be prepaid. All prepayments under this Section 2.09 shall be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.10                Increased Costs; Capital Adequacy. (a) If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender,

(ii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)      impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Term Loan or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or such other Recipient, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or the holding company, as the case may be, as specified in clause (a) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(c)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation;

provided that the Borrower shall not be required to compensate any Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.11                Pro Rata Treatment. Except as otherwise expressly provided herein the borrowing of the Term Loans, each payment or prepayment of principal of the Term Loans and each payment of interest on the Term Loans shall be allocated pro rata among the Lenders in accordance with their respective applicable Term Loan Commitments or respective principal amounts of their outstanding Term Loans, as applicable.

SECTION 2.12                Sharing of Setoffs. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that:

(i)        if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)       the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans or Term Loan Commitments.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 2.13                 Payments. (a) The Borrower shall make each payment (including principal of or interest on the Term Loans or any fees or other amounts) hereunder or under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

Each such payment shall be made to the Administrative Agent at such address and/or account as directed by the Administrative Agent to the Borrower. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)         Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on the Term Loans or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

SECTION 2.14                Taxes. (a) For purposes of this Section 2.14, the term “Applicable Law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes and without setoff, counterclaim, or other defense, except, in each case, as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)         Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by the Loan Parties. The Borrower shall, and shall cause the other Loan Parties to, jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)         Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation described in Sections 2.14(g)(ii)(A), (B)(a)-(d) or (C)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       Without limiting the generality of the foregoing:

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent copies of executed Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B)           each Lender that is not a U.S. Lender and that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent two of whichever of the following is applicable:

a)              copies of executed Internal Revenue Service Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

b)             copies of executed Internal Revenue Service Form W-8ECI (or any successor form thereto);

c)             in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit D-1, D-2, D-3 or D-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with such Lender’s conduct of a United States trade or business and (y) copies of executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor forms);

d)             where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Lender on behalf of the direct or indirect partner(s)); or

e)             copies of any other executed form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(C)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(D)           If the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Borrower with two duly completed original copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide an applicable Form W-8 (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders.

(iii)        Notwithstanding anything to the contrary in this Section 2.14, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after- Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and each of the Lenders on the Closing Date and on each other date any such representations and warranties are required to be made that:

SECTION 4.01              Organization; Powers. Each Loan Party: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder, except, in each case, where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.02               Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, (B) of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (C) any order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with the giving of notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created under the RBL Credit Agreement), except with respect to (b)(i)(A) and (C) and (b)(ii), where such violation or conflict could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.03               Enforceability. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by the each Loan Party party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party party hereto or thereto, enforceable against the such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04               Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, except for (a) such as have been made or obtained and are in full force and effect and (b) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of a Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.05                Use of Proceeds. The Term Loans constitute the Deferred Payments pursuant to and as defined in the Acquisition Agreement.

SECTION 4.06                Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

SECTION 4.07                Financial Condition; No Material Adverse Change.

(a)          The most recent financial statements furnished pursuant to Section 8.01(a) and Section 8.01(b) of the RBL Credit Agreement present fairly, in all material respects, the financial condition of (i) Parent and its subsidiaries and (ii) RBL Borrower and its Consolidated Restricted Subsidiaries, in each case on a consolidated basis, as of the dates and for the periods set forth above in accordance with IFRS or GAAP, as applicable, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)         Since the later of (i) the date hereof and (ii) the date of the financial statements most recently delivered pursuant to Section 8.01(a) of the RBL Credit Agreement there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)          No Group Member has on the date of this Agreement any Indebtedness (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, or unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments other than in respect of the Obligations or as otherwise permitted hereunder, including the Bluegrass Term Loan and the ABS Transactions, or under the RBL Credit Agreement.

SECTION 4.08                Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing by, against or affecting any Loan Party or any of their respective properties or revenues that (i) are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any Loan Document or the Transactions.

SECTION 4.09                Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)          the Loan Parties and any property with respect to which any Loan Party has any interest or obligation are in compliance with all, and have not violated any, applicable Environmental Laws;

(b)          (i) the Loan Parties and all relevant Persons for any property with respect to which any Loan Party has any interest or obligation hold and are in compliance with all, and have not violated any, Environmental Permits required for their respective operations and each of their respective properties; (ii) all such Environmental Permits are in full force and effect; and (iii) no Loan Party has received any notice or otherwise has knowledge that any such Environmental Permit may be revoked, adversely modified, or not renewed, or that any application for any Environmental Permit may be protested or denied or that the anticipated terms thereof may be adversely modified;

(c)          (i) there are no actions, claims, demands, suits, investigations or proceedings under any Environmental Laws or regarding any Hazardous Materials that are pending or, to the any Loan Party’s knowledge, threatened, against any Loan Party or regarding any property with respect to which any Loan Party has any interest or obligation, or as a result of any operations of any Loan Party or any other Person regarding any property with respect to which any Loan Party has any interest or obligation; and (ii) there are no consent decrees or other decrees, consent orders, administrative orders or other administrative, arbitral or judicial requirements outstanding under any Environmental Laws or regarding any Hazardous Materials, directed to any Loan Party or as to which any Loan Party is a party, or regarding any property with respect to which any Loan Party has any interest or obligation;

(d)          (i) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials attributable to the operations of any Loan Party at, on, under or from any Loan Party’s current or formerly owned, leased or operated property or at any other location (including, to the Borrower’s knowledge, any location to which Hazardous Materials have been sent for re-use, recycling, treatment, storage or disposal) for which any Loan Party could be liable, and (ii) Hazardous Materials are not otherwise present at any such properties or other locations, in either (i) or (ii) above, in amounts or concentrations or under conditions which constitute a violation of any applicable Environmental Law, could reasonably be expected to give rise to any liability, or, with respect to any Mortgaged Property, could reasonably be expected to impair its fair saleable value;

(e)          no Loan Party, nor to the Borrower’s knowledge any other Person for any property with respect to which any Loan Party has any interest or obligation, has received any written notice of violation, alleged violation, non-compliance, liability or potential liability or request for information regarding Environmental Laws or Hazardous Materials, and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of any such notice or request for information;

(f)           no Loan Party has assumed or retained any liability under applicable Environmental Laws or regarding Hazardous Materials that could reasonably be expected to result in liability to any Loan Party; and

(g)          to the extent reasonably requested by the Administrative Agent, the Loan Parties have provided to Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Loan Party’s possession or control and relating to their respective Properties or operations thereon.

SECTION 4.10             Compliance with the Laws; No Defaults.

(a)          Each Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except to the extent that any failure of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(b)          No Default has occurred and is continuing.

SECTION 4.11             Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 4.12            Taxes. Each Loan Party has timely filed or caused to be filed all U.S. federal income Tax returns and other material Tax returns and reports required to have been filed (taking into account any extension of time to file) and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP. To the knowledge of Borrower, no material proposed tax assessment has been asserted with respect to any Loan Party.

SECTION 4.13              ERISA. Except as could not, whether individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a)          each Plan is, and has been, operated, administered and maintained in compliance with, and the Borrower and each ERISA Affiliate have complied with, ERISA, the terms of the applicable Plan and, where applicable, the Code;

(b)          no act, omission or transaction has occurred which could result in imposition on the Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA;

(c)          no liability to the PBGC (other than required premiums payments which are not past due after giving effect to any applicable grace periods) by the Borrower or any ERISA Affiliate has been or is reasonably expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan and no ERISA Event with respect to any Plan has occurred;

(d)         the actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not (determined as of the end of the most recent plan year) exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA; and

(e)          neither the Borrower nor any ERISA Affiliate has any actual or contingent liability to any Multiemployer Plan.

SECTION 4.14             Disclosure; No Material Misstatements. As of the date they were filed with or furnished to the Securities and Exchange Commission (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed or furnished prior to the date hereof), the Parent’s most recent Form 20-F taken together with any reports subsequently filed with or furnished to the Securities and Exchange Commission prior to the date hereof complied as to form in all material respects with the rules and regulations of the Securities and Exchange Commission and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected information, the foregoing representation and warranty is only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 4.15             Insurance. For the benefit of each Loan Party, the Borrower has (a) all insurance policies sufficient for the compliance by the Loan Parties with all material Governmental Requirements and all material agreements and (b) insurance coverage, or self-insurance, in at least such amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties.

SECTION 4.16             RBL Credit Agreement and ABS Transactions. Each Group Member hereby confirms that it has complied and is then in compliance with all terms, covenants and conditions of (i) the RBL Credit Agreement and (ii) any documentation entered into in connection with an ABS Transaction, in each case, to which such Group Member is a party.

SECTION 4.17             Maintenance of Properties. The Oil and Gas Properties (and Properties unitized therewith) of the Loan Party have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements in all material respects and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Loan Party in all material respects. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Party that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Loan Party, in a manner consistent with the Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 4.17 could not reasonably be expected to have a Material Adverse Effect).

SECTION 4.18                Anti-Corruption Laws; Sanctions; OFAC.

(a)          The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)         The Borrower, its Subsidiaries, their respective directors and officers, and to the knowledge of the Borrower, its employees, and agents are in compliance with Anti- Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Group Member being designated as a Sanctioned Person.

(c)          None of the Borrower, any Subsidiary or any of their respective directors, officers or employees that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower will not directly or, to its knowledge, indirectly use the proceeds from the Term Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any applicable Sanctions, or otherwise in violation of any Anti-Corruption Law.

SECTION 4.19                 RBL Borrowing. The RBL Borrower is able to make a borrowing pursuant to Section 6.02 of the RBL Credit Agreement on the Closing Date.

ARTICLE V

CONDITIONS OF CREDIT EXTENSION

SECTION 5.01                Closing Date. The obligation of each Lender to make and accept the Term Loans hereunder is subject to the satisfaction (or waiver in accordance with Section 10.07) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent and each Lender):

(a)          The Administrative Agent shall have received, and be satisfied with:

(i)        an executed counterpart of this Agreement and the Guaranty Agreement, in each case, from each party thereto (or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement);

(ii)       certificates of Responsible Officers of each Loan Party, certifying as of the Closing Date: (i) resolutions of the appropriate governing body of such Loan Party, authorizing the transactions contemplated hereby, (ii) the names and genuine signatures of the Responsible Officers of such Loan Party, authorized to execute, deliver and perform, as applicable, this Agreement and the other Loan Documents to be delivered by such Person, (iii) the organizational documents of such Loan Party as in effect as of the Closing Date, (iv) the good standing certificates for such Loan Party, from its state of incorporation, formation or organization, as applicable, dated as of a recent date;

(iii)       a customary opinion of (i) Haynes and Boone, LLP, counsel to the Loan Parties, and (ii) such opinions of local counsel for the Loan Parties, each addressed to the Administrative Agent and the Lenders and dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent;

(iv)      a certificate substantially in the form of Exhibit E from a Financial Officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions to occur on the Closing Date, are Solvent.

(b)          Prior to or substantially concurrently with the initial making of the Term Loans on the Closing Date, the Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Borrower, the Lenders without the prior written consent of the Administrative Agent).

(c)          Substantially concurrently with the initial making of the Term Loans on the Closing Date, the Target shall become a Guarantor under this Agreement.

(d)          Upon the reasonable request of any Lender made at least ten days prior to the Closing Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date.

(e)          [Reserved].

(f)           At the time of and immediately after the making of the Term Loans on the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(g)          The representations and warranties set forth in Article IV and in each other Loan Document shall be true and correct in all material respects (without duplication of materiality or Material Adverse Effect qualifiers) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of materiality or Material Adverse Effect qualifiers) on and as of such earlier date.

(h)          The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in clauses (b), (e), (f) and (g) above.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest on each Term Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of their respective Subsidiaries to:

SECTION 6.01                Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)         the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Loan Party that has a reasonable likelihood of being adversely determined and if so determined thereof that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c)          any development that, in the reasonable and good faith determination of the Borrower, has resulted or could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.02                Financial Statements; Other Information. Deliver to the Administrative Agent and each Lender the financial statements, notices and other information set forth in Section 8.01 (Financial Statements; Other Information)(a), (b), (c), (g), (h), (j), (l) and (q) and Section 8.02 (Notice of Material Events)(a)–(d) of the RBL Credit Agreement. All such material shall be delivered hereunder contemporaneously with delivery under the RBL Credit Agreement and shall be otherwise required to be delivered hereunder within the same timeframes set forth in the RBL Credit Agreement.

SECTION 6.03               Incorporation of RBL Credit Agreement Affirmative Covenants. Each provision set forth in Section 8.03 (Existence; Conduct of Business), Section 8.04 (Payment of Obligations), Section 8.05 (Operation and Maintenance of Properties), Section 8.06 (Insurance) (provided however, that the second sentence included therein shall have no force or effect for purposes of this Agreement), Section 8.07 (Books and Records; Inspection Rights), Section 8.08 (Compliance with Laws), Section 8.09 (Environmental Matters), and Section 8.14 (ERISA Compliance) of the RBL Credit Agreement is hereby incorporated by reference herein together with the definitions included in each such provision with the same effect as if fully set forth herein, in each case (without, for the avoidance of doubt, giving effect to any subsequent amendment or waiver of or consent to departure from such provisions) mutatis mutandis, with all references to the “Administrative Agent”, “Borrower,” “Group Member”, “Lender”, “Loan Party”, and “Loan Documents” under the RBL Credit Agreement being deemed to refer to the Administrative Agent, Borrower, Group Member, Lender, Loan Party, and Loan Document as defined herein.

ARTICLE VII

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that until the Term Loan Commitments have been terminated and the principal of and interest on each Term Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than wholly contingent indemnification obligations), unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any of their respective Subsidiaries to:

SECTION 7.01                Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness created hereunder and under the other Loan Documents;

(b)          Indebtedness consisting of (i) revolving loans under the RBL Credit Agreement in an aggregate principal amount outstanding not to exceed the lesser of (A) the product of 2.5 times the EBITDAX most recently reported under the RBL Credit Agreement and (B) 75% of the Borrowing Base (as defined in the RBL Credit Agreement) as then in effect under the RBL Credit Agreement, as measured on a quarterly basis on the last Business Day of each fiscal quarter, (ii) other “Secured Obligations” as defined in the RBL Credit Agreement, (iii) the Bluegrass Term Loan, and (iv) the ABS Transactions;

(c)          Indebtedness of the Group Members existing on the date of the Acquisition Agreement set forth on Schedule 7.01(c);

(d)        purchase money Indebtedness or Capital Lease Obligations not to exceed $30,000,000 in the aggregate at any one time outstanding;

(e)          unsecured Indebtedness associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;

(f)           (i) Indebtedness among the Borrower and its Subsidiaries which are Loan Parties, (ii) Indebtedness between the Subsidiaries of the Borrower which are not Loan Parties and (iii) Indebtedness extended to the Borrower and its Subsidiaries which are Loan Parties by any Group Members; provided that (A) such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party and (B) any such Indebtedness owed by either the Borrower or a Guarantor shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent;

(g)         endorsements of negotiable instruments for collection in the ordinary course of business;

(h)          any guarantee of any other Indebtedness permitted to be incurred hereunder;

(i)           unsecured Indebtedness in respect of Swap Agreements entered into in compliance with this Agreement;

(j)           any Permitted Refinancing Indebtedness of the Indebtedness permitted by this Section 7.01;

(k)          Indebtedness incurred by an ABS Party to finance an investment (including acquisitions) or asset acquisition so long such Indebtedness is on then-current market terms and conditions (exclusive of fees and yield) at the time of incurrence or issuance for the applicable type of Indebtedness; and

(l)           any other Indebtedness not to exceed $15,000,000 in the aggregate at any one time outstanding.

SECTION 7.02               Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)          any Lien created under the Loan Documents;

(b)          any Lien on property or assets of pledgors under the RBL Credit Agreement securing “Secured Obligations” as defined therein and permitted under Section 7.01(b);

(c)          Liens existing on the date of the Acquisition Agreement and disclosed on Schedule 7.02 and Excepted Liens;

(d)         Liens securing purchase money Indebtedness or Capital Leases Obligations permitted by Section 7.01(d) but only on the Property that is the subject of any such Indebtedness or lease, accessions and improvements thereto, insurance thereon, and the proceeds of the foregoing;

(e)          Liens permitted under the Indebtedness permitted under Section 7.01(b), Section 7.01(j) and Section 7.01(k);

(f)          Liens on Property not constituting Mortgaged Property that secure Indebtedness and that are not otherwise permitted by the foregoing clauses of this Section 7.02; provided that the aggregate or principal or face amount of all debt secured by such Liens pursuant to this Section 7.02(f), and the fair market value of the Properties subject to such Liens (determined as of the date such Liens are incurred), shall not exceed $10,000,000 in the aggregate at any time outstanding.

SECTION 7.03                Restricted Payments. The Borrower will not, and will not permit any of the other Group Members to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)          the Borrower may declare or pay Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b)          Subsidiaries of the Borrower may make Restricted Payments ratably to the holders of their Equity Interests;

(c)          the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans, other equity compensation plans or other benefit plans for management, employees or other individual service providers of the Borrower and the other Group Members which plans have been approved by the Borrower’s board of directors, to the extent such Restricted Payments are made in the ordinary course of business;

(d)          so long as no Default or Event of Default shall have occurred and be continuing, pay cash dividends on Parent’s common stock or equivalent or other returns of equity to Parent’s shareholders in an aggregate amount not to exceed $100,000,000; provided that such Restricted Payments do not in any one fiscal quarter exceed $17,000,000;

(e)          share buybacks of the Parent exercised in the ordinary course of business in line with past practice in an aggregate amount not to exceed $10,000,000; and

(f)          any dividend or other payments or distributions on any preferred equity issuance made as contemplated by the term sheet approved by the Lenders on the date of the Acquisition Agreement, the proceeds of which were used to finance a portion of the Acquisition, with such dividends or other payments or distributions on terms substantially consistent with the term sheet approved by the Lenders on the date of the Acquisition Agreement.

SECTION 7.04                Redemptions. The Borrower will not, and will not permit any other Group Member to, call, make or offer to make, any optional or voluntary redemption of any Indebtedness other than under the RBL Credit Agreement or any Permitted Refinancing Indebtedness permitted under Section 7.01.

SECTION 7.05                Incorporation of RBL Credit Agreement Negative Covenants.

(a)          Each provision set forth in Section 9.05 (Investments, Loans and Advances) (provided however, that references (i) in clause (i) therein to “$15,000,000” shall read as “$35,000,000” herein, and (ii) in clause (k) therein to “$10,000,000” shall read as “$40,000,000” herein), Section 9.06 (Nature of Business; No International Operations), Section 9.08 (ERISA Compliance), Section 9.12 (Sales and Leasebacks), Section 9.13 (Environmental Matters), Section 9.14 (Transactions with Affiliates), Section 9.15 (Subsidiaries), Section 9.16 (Negative Pledge Agreements; Dividend Restrictions), and Section 9.18 (Amendments to Organizational; Joint Operating Agreement and Management Services Agreement and Other Agreements Listed on Schedule 9.14) of the RBL Credit Agreement is hereby incorporated by reference herein together with the definitions included in each such provision with the same effect as if fully set forth herein, in each case (without for the avoidance of doubt giving effect to any subsequent amendment or waiver of or consent to departure from such provisions) mutatis mutandis, with all references to (a) the “Administrative Agent”, “Borrower,” “Group Member”, “Lender”, “Loan Party”, and “Loan Documents” under the RBL Credit Agreement being deemed to refer to the Administrative Agent, Borrower, Group Member, Lender, Loan Party, and Loan Documents as defined herein, and (b) and references to “Unrestricted Subsidiaries” under Section 9.05(k) of the RBL Credit Agreement being deemed to refer to any Subsidiary which is not a Loan Party. For the avoidance of doubt, the disposition of any ABS Party will be restricted under this Agreement as a result of the mutatis mutandis incorporation of Section 9.11 of the RBL Credit Agreement. Notwithstanding anything herein to the contrary, no restrictions included in Section 9.14 (Transactions with Affiliates), Section 9.15 (Subsidiaries) and Section 9.16 (Negative Pledge Agreements; Dividend Restrictions) of the RBL Credit Agreement as incorporated by this Section 7.05 shall apply to transactions permitted pursuant to Section 7.01, including Permitted Refinancing Indebtedness permitted under Section 7.01.

(b)          Each provision set forth in Section 9.10 (Mergers, Etc.) of the RBL Credit Agreement is hereby incorporated by reference herein together with the definitions included in each such provision with the same effect as if fully set forth herein, in each case (without for the avoidance of doubt giving effect to any subsequent amendment or waiver of or consent to departure from such provisions) mutatis mutandis, with all references to the “Administrative Agent”, “Borrower,” “Group Member”, “Lender”, “Loan Party”, and “Loan Documents” under the RBL Credit Agreement being deemed to refer to the Administrative Agent, Borrower, Group Member, Lender, Loan Party, and Loan Documents as defined herein, provided however, no such restriction shall apply to (i) any transaction permitted pursuant to Section 7.01, including Permitted Refinancing Indebtedness permitted under Section 7.01, and (ii) any acquisitions not otherwise restricted under this Agreement that are structured as mergers or consolidations with and into a Group Member, with such Group Member as the surviving entity.

(c)          Each provision set forth in Section 9.11 (Sale of Properties and Termination of Hedging Transactions) of the RBL Credit Agreement is hereby incorporated by reference herein together with the definitions included in each such provision with the same effect as if fully set forth herein, in each case (without for the avoidance of doubt giving effect to any subsequent amendment or waiver of or consent to departure from such provisions) mutatis mutandis, with all references to the “Administrative Agent”, “Borrower,” “Group Member”, “Lender”, “Loan Party”, and “Loan Documents” under the RBL Credit Agreement being deemed to refer to the Administrative Agent, Borrower, Group Member, Lender, Loan Party, and Loan Documents as defined herein, provided however, that, subject to Section 2.09 of this Agreement, clause (g) included therein shall have no force and effect herein and provided further, no such restriction shall apply to (i) any transaction permitted pursuant to Section 7.01, including Permitted Refinancing Indebtedness permitted under Section 7.01, and (ii) any sale, assignment, farm-out, conveyance or other transfer any Property with the fair market value of equal to or less than $25,000,000 in the aggregate within a fiscal year.

(d)          Each provision set forth in Section 9.17 (Swap Agreements) of the RBL Credit Agreement is hereby incorporated by reference herein together with the definitions included in each such provision with the same effect as if fully set forth herein, in each case (without for the avoidance of doubt giving effect to any subsequent amendment or waiver of or consent to departure from such provisions) mutatis mutandis, with all references to the “Administrative Agent”, “Borrower,” “Group Member”, “Lender”, “Loan Party”, and “Loan Documents” under the RBL Credit Agreement being deemed to refer to the Administrative Agent, Borrower, Group Member, Lender, Loan Party, and Loan Documents as defined herein, provided however, notwithstanding anything therein or herein to the contrary, the Group Members shall be permitted to enter into any Swap Agreement that are necessary or required (a) to maintain compliance with any ABS Transaction, or (b) with respect to any transaction permitted pursuant to Section 7.01, including Permitted Refinancing Indebtedness permitted under Section 7.01.

SECTION 7.06                Existing Waiver. For the avoidance of doubt, the Lenders shall be deemed to have waived all terms and provisions in this Agreement to the extent they restrict the Specified Transactions, as defined and more particularly described in that certain Limited Waiver and Consent Agreement dated May 1, 2024, by and among the Borrower, Production and Seller.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01                Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a)          any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty or statement contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished and such representation and warranty shall remain false or misleading in any material respect for a period of thirty (30) days after any Loan Party has knowledge thereof;

(b)          default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; provided that, in each case, a failure to pay caused by administrative or technical error shall not constitute an Event of Default if payment is made within three (3) Business Days of the due date therefor;

(c)          default shall be made in the payment of any interest on any Term Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days; provided that, in each case, a failure to pay caused by administrative or technical error shall not constitute an Event of Default if payment is made within three (3) Business Days of the due date therefor;

(d)            default shall be made in the due observance or performance by the Borrower or any Loan Party of any covenant, condition or agreement contained in Section 6.01 or Article VII;

(e)           default shall be made in the due observance or performance by the Borrower or any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender);

(f)          (i) the Borrower or any Group Member shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Group Member, or of a substantial part of the property or assets of the Borrower or a Group Member, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Group Member or for a substantial part of the property or assets of the Borrower or a Group Member or (iii) the winding-up or liquidation of the Borrower or any Group Member; and such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)          the Borrower or any Group Member shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Group Member or for a substantial part of the property or assets of the Borrower or any Group Member, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)          one or more judgments shall be rendered against the Borrower, any Group Member or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Group Member to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by either (i) independent third-party insurance as to which the insurer does not deny coverage or (ii) another creditworthy indemnitor) or (ii) is for injunctive relief and has resulted or could reasonably be expected to result in a Material Adverse Effect;

(j)          an ERISA Event shall have occurred or is reasonably expected to occur that, when taken either alone or together with all other such ERISA Events, has resulted or could reasonably be expected to result in a Material Adverse Effect;

(k)          any guarantee under the Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents); or

(l)           there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Term Loan Commitments and (ii) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in clause (g) or (h) above, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02                Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of Applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, liabilities, expenses and other amounts (other than principal and interest, but including amounts payable under Section 10.05 and amounts payable under Article II) payable to the Administrative Agent in its capacity as such hereunder;

Second, to payment of that portion of the Obligations constituting fees, premiums, indemnities and other amounts (other than principal and interest) payable to the Lenders hereunder (including amounts payable under Section 10.05 and amounts payable under Article II), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the Lenders on such date; and

Last, the balance, if any, after all of the Obligations then due and payable have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01                Appointment and Authority. Each Lender hereby irrevocably appoints the Administrative Agent its agent, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “Agent” or “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties.

SECTION 9.02               Rights as a Lender. The institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without duty to account therefor to the Lenders.

SECTION 9.03               Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.07), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders, or such other number or percentage of the Lenders as shall be necessary or as the Administrative Agent shall in good faith believe to be necessary under the circumstances as provided in Section 10.07, or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04               Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05               Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 9.06       Resignation of the Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the Resignation Effective Date, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The Borrower agrees that, upon the Administrative Agent’s resignation and upon its selection of a successor Administrative Agent pursuant to this Section, it shall negotiate in good faith any amendments to this Agreement or any other Loan Document that shall be reasonably requested by such successor Administrative Agent in connection with the administration of this Agreement and such Loan Documents, and the effectiveness of any such amendment shall be subject to the consent of the Borrower and the Required Lenders (in each case, not to be unreasonably withheld, delayed or conditioned). The fees payable by the Borrower to a successor Administrative Agent shall be as agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent. In connection with any succession of the Administrative Agent hereunder, the Loan Parties agree to enter into any amendments required in order to implement or effectuate customary provisions required or requested by the successor Administrative Agent and related to the role of the Administrative Agent.

SECTION 9.07       Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08       Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan or Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, and the Administrative Agent under Sections 3 and 10.05) allowed in such judicial proceeding; and

(ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3 and 10.05.

ARTICLE X

MISCELLANEOUS

SECTION 10.01    Notices; Electronic Communications. Except for notices and other communications expressly permitted to be given by telephone hereunder (and except as provided in this Section 10.01), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)	if to the Borrower, to:

Diversified Energy Company PLC

414 Summers Street

Charleston, West Virginia 25301

Attention: Ben Sullivan, General Counsel

E-mail: bsullivan@dgoc.com

With a copy to:

Haynes and Boone LLP

1221 McKinney St., Ste. 4000

Houston, Texas 77010

Attention:	Jeremy Kennedy
John Craven
Reem Abdelrazik

E-mail:	Jeremy.Kennedy@haynesboone.com
John.Craven@hayneboone.com
Reem.Abdelrazik@haynesboone.com

(b)	if to the Administrative Agent, to:

Oaktree Capital Management

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071 Attention: Robert LaRoche

E-mail: rlaroche@oaktreecapital.com

With a copy to:

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention:	Michael De Voe Piazza
Doug Horowitz

E-mail:	mpiazza@gibsondunn.com
DHorowitz@gibsondunn.com

(c)            if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in the next two paragraph below, shall be effective as provided in said paragraphs.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

SECTION 10.02     Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Term Loan Commitments have not been terminated. The provisions of Sections 2.10, 2.14 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any Lender.

SECTION 10.03     Binding Effect. Subject to Section 5.01, this Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and each Lender party hereto as of the Closing Date, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each party hereto as of the Closing Date.

SECTION 10.04      Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.04(b), (ii) by way of participation in accordance with the provisions of Section 10.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.04(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.04(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and/or the Term Loans at the time owing to it that equal at least the amount specified in Section 10.04(b)(i)(B) in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B)           in any case not described in Section 10.04(b)(i)(A), the aggregate amount of the Term Loan Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned.

(iii)         Required Consents. No consent shall be required for any assignment except to the extent required by clause 10.04(b)(i)(B) and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) other than in the case of a proposed assignment to a Competitor, an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that, other than in the case of a proposed assignment to a Competitor, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)         Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c)  of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.14 and 10.05, with respect to facts and circumstances occurring prior to the effective date of such assignment as well as to any fees accrued for its account and not yet paid. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).

(c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of Los Angeles a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or Administrative Agent, sell participations to any Person (other than the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following: decreasing any fees payable to such Participant hereunder or the amount of principal of or the rate at which interest is payable on the Term Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Term Loans in which such Participant has an interest, increasing or extending the Term Loan Commitments in which such Participant has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by this Agreement). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14 (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b); provided that such Participant (A) shall not be entitled to receive any greater payment under Sections 2.10 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Register and the Participant Register is intended to cause each Term Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163- 5(b) of the proposed United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(e)        Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05     Expenses; Indemnity.   (a) The Borrower, on one hand, and the Administrative Agent and Lenders (and each of their respective Affiliates), on the other hand, shall be responsible for its own costs and expenses incurred in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Term Loans made hereunder, including the fees, charges and disbursements of counsel for such parties.

(b)         The Borrower agrees to indemnify the Administrative Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel and consultant or other expert fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Term Loans, (iii) any Environmental Liability of the Loan Parties, any of their respective subsidiaries or predecessors or any property currently owned, leased or operated by the Loan Parties or any of their respective subsidiaries or predecessors, including the Material Properties, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by the Borrower, any other Loan Party or any of their respective Affiliates or any other Person); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 10.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c)         To the extent permitted by Applicable Law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.

(d)         The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

SECTION 10.06      Right of Setoff.   If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.07      Waivers; Amendment.   (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)         No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that, in addition to the approval of the Required Lenders, no such agreement shall:

(i)            decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Term Loan, or waive or excuse any such payment or any part thereof or decrease the rate of interest on any Term Loan, without the prior written consent of each Lender directly adversely affected thereby,

(ii)           increase or extend the Term Loan Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender,

(iii)          amend or modify the pro rata requirements of Section 2.11, the provisions of Section 10.04(a) relating to an assignment or other transfer by the Borrower or any other Loan Party of any of its rights or obligations hereunder or release any Guarantors, without the prior written consent of each Lender,

(iv)          amend, modify or waive any condition precedent to any extension of credit set forth in (x) Section 10.04(a) without the written consent of each Lender; or

(v)           reduce the percentage contained in the definition of the term “Required Lenders” or the provision of this Section 10.07 without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the date hereof);

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, respectively.

(c)          The Administrative Agent and the Borrower may amend any Loan Document (i) to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender, (ii) to correct, amend, cure any ambiguity, inconsistency, defect or correct any typographical error or other manifest error in this Agreement or any other Loan Document or (iii) to implement any amendments of the type described in the last sentence of Section 9.06. Notwithstanding anything to the contrary, the modification set forth in Section 2.07(c) will be automatic without any further action, but Borrower agrees to execute any amendment hereto requested by the Administrative Agent to evidence any such amendment. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

SECTION 10.08     Interest Rate Limitation.   Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under Applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan or participation in accordance with Applicable Law, the rate of interest payable in respect of such Term Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan or participation but were not payable as a result of the operation of this Section 10.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.09     Entire Agreement.   This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Unless otherwise specified therein, any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 10.10      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

SECTION 10.11     Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.12     Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 10.13     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.14    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY SUCH OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.15     Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document (except as otherwise expressly stated therein) or the transactions relating hereto or thereto, in any forum other than any New York State court or Federal court of the United States of America sitting in the borough of Manhattan in New York City, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its respective properties in the courts of any jurisdiction.

(b)         The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of, or relating to, this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.16    Electronic Execution of Assignments.   (a) The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.17    Confidentiality.   Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) to any other party hereto and, subject to an agreement containing provisions no less restrictive than this Section 10.17, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or any Subsidiary or any of their respective obligations, this Agreement or payments hereunder, (f) with the consent of the Borrower (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.17, or (y) becomes available to the Administrative Agent or any Lender or any of their selective Affiliates on a non-confidential basis from a source other than the Borrower, (h) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities hereunder or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or (i) market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents. For the purposes of this Section 10.17, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 10.18 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is or may be required to obtain, verify and record information that identifies and the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 10.19     No Fiduciary Duty The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this clause, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DIVERSIFIED GAS & OIL CORPORATION,
as Borrower

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

DIVERSIFIED MIDSTREAM LLC,
as Guarantor

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

DIVERSIFIED PRODUCTION LLC,
as Guarantor

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

Signature Page to Credit Agreement

CRANBERRY PIPELINE CORPORATION,
as Guarantor

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

COALFIELD PIPELINE COMPANY,
as Guarantor

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

DM BLUEBONNET LLC,
as Guarantor

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

BLACK BEAR MIDSTREAM HOLDINGS LLC,
as Guarantor

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

Signature Page to Credit Agreement

BLACK BEAR MIDSTREAM LLC,
as Guarantor

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

BLACK BEAR LIQUIDS LLC,
as Guarantor

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

BLACK BEAR LIQUIDS MARKETING LLC,
as Guarantor

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

DM PENNSYLVANIA HOLDCO LLC,
as Guarantor

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

Signature Page to Credit Agreement

OCM DENALI HOLDINGS, LLC,
as Guarantor

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

Signature Page to Credit Agreement

OAKTREE FUND ADMINISTRATION, LLC,
as Administrative Agent

By:	Oaktree Capital Management, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Managing Director

By:	/s/ Robert LaRoche
Name:	Robert LaRoche
Title:	Managing Director

OCM DENALI INT HOLDINGS PT, LLC,
as Lender

By:	Oaktree Fund AIF Series (Cayman), L.P. – Series O
Its:	Manager

By:	Oaktree AIF (Cayman) GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Managing Director

By:	/s/ Robert LaRoche
Name:	Robert LaRoche
Title:	Managing Director

By:	Oaktree Fund AIF Series, L.P. – Series N and Series S
Its:	Managers

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

Signature Page to Credit Agreement

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Person

By:	/s/ Robert LaRoche
Name:	Robert LaRoche
Title:	Authorized Person

Signature Page to Credit Agreement